As filed with the United States Securities and Exchange Commission on February 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________

CONCRETE PUMPING HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-1779605
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

500 E. 84th Ave. Suite A-5

Thornton, Colorado 80229

(303) 289-7497

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

_______________________

Iain Humphries
Chief Financial Officer and Secretary
Concrete Pumping Holdings, Inc.
500 E. 84th Ave. Suite A-5
Thornton, Colorado 80229
(303) 289-7497

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_______________________

Copies to:
Elliott M. Smith
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Tel: (212) 294-6700
Fax: (212) 294-4700

________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, par value $0.0001 per share (“common stock”)	3,812,166	$5.16(3)	$19,670,777	$2,553
Totals			$19,670,777	$2,553

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(2)		Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001298.
(3)		Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $5.16, which is the average of the high and low prices of the common stock on February 26, 2020 on The Nasdaq Capital Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION - DATED FEBRUARY 27, 2020

PRELIMINARY PROSPECTUS

CONCRETE PUMPING HOLDINGS, INC.

3,812,166 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus or their permitted transferees, which we refer to as the Selling Stockholders, of up to 3,812,166 shares of our common stock, par value $0.0001 per share, or common stock, that were issued to the Selling Stockholders in a public offering of our common stock that closed on May 15, 2019.

The Selling Stockholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Our common stock trades on The Nasdaq Capital Market, or Nasdaq, under the symbol “BBCP”. On February 26, 2020, the closing price of the common stock as reported on Nasdaq was $5.35 per share.

See the section entitled “Risk Factors” beginning on page 3 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________ , 2020.

_______________________________________

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell the securities described in this prospectus in one or more offerings. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of 3,812,166 shares of common stock from time to time as described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the common stock to be offered by the Selling Stockholders pursuant to this prospectus. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of common stock pursuant to this prospectus. To the extent required, we and the Selling Stockholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Concrete Pumping Holdings, Inc., a Delaware corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

●	the benefits of the Business Combination (as defined below) and the acquisition (the “Capital Acquisition”) of Capital Pumping LP and its affiliates (“Capital”);
●	our future financial performance following the Business Combination and the Capital Acquisition;
●	our business strategy;
●	changes in the market for our products;
●	expansion plans and opportunities; and
●

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the risk that the Capital Acquisition disrupts current plans and operations;
●

the ability to recognize the anticipated benefits and synergies of the Business Combination and the Capital Acquisition, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

●	costs related to the Business Combination and the Capital Acquisition and the integration of Capital;
●	changes in applicable laws or regulations;
●	fluctuations in the U.S. and/or global stock markets;
●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and
●

other risks and uncertainties described in this prospectus under “Risk Factors” and any updates to those risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CERTAIN DEFINED TERMS

“Argand” means Argand Partners, LP

“Business Combination” means the transactions contemplated by the Merger Agreement consummated on December 6, 2018, which included the CPH Merger and the Industrea Merger.

“Board” means the board of directors of the Company.

“Bylaws” means our amended and restated bylaws as currently in effect.

“Capital” means Capital Pumping LP and its affiliates.

“Capital Acquisition” means our acquisition of Capital, which closed on May 15, 2019.

“CFLL Sponsor” means CFLL Holdings, LLC, a Delaware limited liability company. CFLL Holdings, LLC merged with and into CFLL Sponsor Holdings, LLC (formerly known as Industrea Alexandria LLC) in July 2019.

“Charter” means our amended and restated certificate of incorporation as currently in effect.

“Closing” means the closing of the business combination.

“Closing Date” means December 6, 2018, the closing date of the business combination.

“common stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” means Concrete Pumping Holdings, Inc., a Delaware corporation (formerly known as Concrete Pumping Holdings Acquisition Corp.) and the successor entity to Industrea.

“Series A preferred stock” means the Company’s Series A Zero-Dividend Convertible Perpetual Preferred Stock.

“CPH” means Brundage-Bone Concrete Pumping Holdings, Inc. (formerly known as Concrete Pumping Holdings, Inc.), a Delaware corporation, which merged with and into a wholly owned subsidiary of the Company at the Closing and survived the merger as a wholly owned indirect subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Industrea” means Industrea Acquisition Corp., a Delaware corporation and the predecessor entity to the Company.

“Industrea Merger” means the merger of a wholly owned indirect subsidiary of the Company with and into Industrea, with Industrea surviving the merger as a wholly owned indirect subsidiary of the Company at the Closing.

“IPO” means Industrea’s initial public offering of units, which closed on August 1, 2017.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated September 7, 2018, by and among the Company, Industrea, CPH, certain subsidiaries of the Company, and PGP Investors, LLC, solely in its capacity as the initial Holder Representative, as amended on each of October 30, 2018 and November 16, 2018.

“Nasdaq” means the Nasdaq Capital Market.

“proxy statement/prospectus” means proxy statement/prospectus included in the Company’s registration statement on Form S-4 (File No. 333-227259), as amended and supplemented, originally filed with the SEC on September 10, 2018.

“public warrants” means the 13,017,777 redeemable warrants currently outstanding, each of which is exercisable for one share of common stock at an exercise price of $11.50 per share, in accordance with its terms.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Stockholders” means the persons listed in the table in the “Selling Stockholders” section of this prospectus, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interest in our securities other than through a public sale.

“units” means the units of Industrea sold in the IPO.

“warrants” are to the public warrants and the private placement warrants.

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SUMMARY

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Concrete Pumping Holdings, Inc. (formerly known as Concrete Pumping Holdings Acquisition Corp.), a Delaware corporation and successor entity to Industrea.

The Company

CPH is a leading provider of concrete pumping services and concrete waste management services in the United States (“U.S.”) and the United Kingdom (“U.K.”) based on size, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone Concrete Pumping, Inc. (“Brundage-Bone”) for concrete pumping in the U.S., Camfaud Group Limited (“Camfaud”) for concrete pumping in the U.K., and Eco-Pan, Inc. (“Eco-Pan”) for waste management services in both the U.S. and U.K. The Brundage-Bone business was founded in 1983 in Denver, Colorado. Since then, Brundage-Bone has expanded across the U.S. through more than 45 acquisitions. Eco-Pan was founded in 1999 and was acquired by CPH in 2014. In November 2016, CPH entered the U.K. market through the acquisition of Camfaud. In May 2019, we acquired Capital Pumping LP and its affiliates (“Capital”), a concrete pumping provider based in Texas. The Capital acquisition provided us with complementary assets and operations and significantly expanded our footprint and business in Texas.

Concrete pumping is a highly specialized method of concrete placement that requires skilled operators to position a truck-mounted, fully-articulating boom for precise delivery of ready-mix concrete from mixer trucks to placing crews on a construction job site. In addition, proper concrete washout handling has become an increasing area of focus for our Company given rising awareness of environmental factors. We believe that our large fleet of specialized pumping equipment, washout pans and trucks, and highly-trained operators enable us to be the trusted provider of concrete placement and waste management solutions to our customers. We deliver and facilitate substantial labor cost savings, shortened concrete placement times, enhanced worksite safety, and efficient concrete washout containment, and thereby help improve the overall quality of construction projects. As of October 31, 2019, we operated a fleet of 1,122 units of equipment, with approximately 1,400 employees and approximately 135 locations globally.

With over 35 years of experience, we believe we are the only nationally-scaled provider of concrete pumping services in the U.S. and the U.K., with the most comprehensive fleet and highly-skilled operators to provide quality service. We are especially equipped to support large and technically complex construction projects, which generally command higher price points than smaller projects. In addition, we have actively focused our business on commercial and infrastructure construction projects, while continuing to pursue profitable residential opportunities. Our fleet is capable of handling multiple large projects concurrently, and can be deployed on a short-notice across the U.S. and the U.K., thereby allowing us to efficiently allocate resources depending on market conditions to more profitable markets. Our highly complementary Eco-Pan business provides customers with a one-stop solution for their concrete washout needs. We plan to continue establishing additional Eco-Pan locations across the U.S. and the U.K., and further deepen penetration of Eco-Pan services within our existing concrete pumping customer base through cross-selling.

As of October 31, 2019, we estimate our share of the concrete pumping market to be approximately 13% in the U.S. and approximately 34% in the U.K., based on fleet size. In the U.S. and U.K. markets, we serve a large and diverse customer base and as of October 31, 2019, our top ten customers represented less than 10% of our total revenue and had an average tenure of more than 20 years.

Additional Information

Our principal executive offices are located at 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229. Our telephone number is (303) 289-7497. Our website is located at www.concretepumpingholdings.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	Concrete Pumping Holdings, Inc.

Shares of common stock that may be offered and sold from time to time by the Selling Stockholders named herein:	3,812,166

Use of proceeds

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

Market for our common stock	Our common stock is currently listed on Nasdaq.

Trading Symbols	“BBCP”

Risk Factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 3 of this prospectus.

RISK FACTORS

An investment in any securities offered pursuant to this prospectus involves risk and uncertainties. You should consider carefully the risk factors below and the risks described in the proxy statement/prospectus, our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC we file after the date of this prospectus, as well as the other information contained or incorporated by reference in this prospectus, and any applicable prospectus supplement, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment.

Risks Related to the Company’s Business and Operations

Our business is cyclical in nature and a slowdown in the economic recovery or a decrease in general economic activity could have a material adverse effect on our revenues and operating results.

Substantially all of our customer base comes from the commercial, infrastructure and residential construction markets. A worsening of economic conditions or a decrease in available capital for investments could cause weakness in our end markets, cause declines in construction and industrial activity, and adversely affect our revenue and operating results.

The following factors, among others, may cause weakness in our end markets, either temporarily or long-term:

●	the depth and duration of an economic downturn and lack of availability of credit;
●	uncertainty regarding global, regional or sovereign economic conditions;
●	reductions in corporate spending for plants and facilities or government spending for infrastructure projects;
●	the cyclical nature of our customers’ businesses, particularly those operating in the commercial, infrastructure and residential construction sectors;
●	an increase in the cost of construction materials;
●	a decrease in investment in certain of our key geographic markets;
●	an increase in interest rates;
●	an overcapacity in the businesses that drive the need for construction;
●	adverse weather conditions, which may temporarily affect a particular region or regions;
●	reduced construction activity in our end markets;
●	terrorism or hostilities involving the U.S. or the U.K.;
●	change in structural construction designs of buildings (e.g., wood versus concrete);
●	negative impact on our U.K. business as a result of Brexit; and
●	oversupply of equipment or new entrants into the market resulting in pricing uncertainty.

A downturn in any of our end markets in one or more of our geographic markets caused by these or other factors could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

Our business is seasonal and subject to adverse weather.

Since our business is primarily conducted outdoors, erratic weather patterns, seasonal changes and other weather-related conditions affect our business. Adverse weather conditions, including hurricanes and tropical storms, cold weather, snow, and heavy or sustained rainfall, reduce construction activity, restrict the demand for our products and services, and impede our ability to deliver and pump concrete efficiently or at all. In addition, severe drought conditions can restrict available water supplies and restrict production. Consequently, these events could adversely affect our business, financial condition, results of operations, liquidity and cash flows.

Our revenue and operating results have varied historically from period to period and any unexpected periods of decline could result in an overall decline in our available cash flows.

Our revenue and operating results have varied historically from period to period and may continue to do so. We have identified below certain of the factors that may cause our revenue and operating results to vary:

●	seasonal weather patterns in the construction industry on which we rely, with activity tending to be lowest in the winter and spring;
●	the timing of expenditure for maintaining existing equipment, new equipment and the disposal of used equipment;
●	changes in demand for our services or the prices we charge due to changes in economic conditions, competition or other factors;
●	changes in the interest rates applicable to our variable rate debt, and the overall level of our debt;
●	fluctuations in fuel costs;
●	general economic conditions in the markets where we operate;
●	the cyclical nature of our customers’ businesses;
●	price changes in response to competitive factors;
●	other cost fluctuations, such as costs for employee-related compensation and benefits;
●	labor shortages, work stoppages or other labor difficulties and labor issues in trades on which our business may be dependent in particular regions;
●	potential enactment of new legislation affecting our operations or labor relations;
●	timing of acquisitions and new branch openings and related costs;
●	possible unrecorded liabilities of acquired companies and difficulties associated with integrating acquired companies into our existing operations;
●	changes in the exchange rate between the U.S. dollar and Great Britain pound sterling;
●	potential increased demand from our customers to develop and provide new technological services in our business to meet changing customer preferences;
●	our ability to control costs and maintain quality;
●	our effectiveness in integrating new locations and acquisitions; and
●	possible write-offs or exceptional charges due to changes in applicable accounting standards, reorganizations or restructurings, obsolete or damaged equipment or the refinancing of our existing debt.

Our business is highly competitive and competition may increase, which could have a material adverse effect on our business.

The concrete pumping industry is highly competitive and fragmented. Many of the markets in which we operate are served by several competitors, ranging from larger regional companies to small, independent businesses with a limited fleet and geographic scope of operations. Some of our principal competitors may have more flexible capital structures or may have greater name recognition in one or more of our geographic markets. We generally compete on the basis of, among other things, quality and breadth of service, expertise, reliability, price and the size, quality and availability of our fleet of pumping equipment, which is significantly affected by the level of our capital expenditures. If we are required to reduce or delay capital expenditures for any reason, including due to restrictions contained in, or debt service payments required by, our credit facilities or otherwise, the ability to replace our fleet or the age of our fleet may put us at a disadvantage to our competitors and adversely impact our ability to generate revenue. In addition, our industry may be subject to competitive price decreases in the future, particularly during cyclical downturns in our end markets, which can adversely affect revenue, profitability and cash flow. We may encounter increased competition from existing competitors or new market entrants in the future, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on our relationships with key suppliers to obtain equipment for our business.

We depend on a small group of key manufacturers of concrete pumping equipment, and have historically relied primarily on three companies, the largest two of which experienced ownership changes in 2012. We cannot predict the impact on our suppliers of changes in the economic environment and other developments in their respective businesses, and we cannot provide any assurance that our vendors will provide their historically high level of service support and quality. Any deterioration in such service support or quality could result in additional maintenance costs, operational issues, or both. Insolvency, financial difficulties, strategic changes or other factors may result in our suppliers not being able to fulfill the terms of their agreements with us, whether satisfactorily or at all. Further, such factors may render suppliers unwilling to extend contracts that provide favorable terms to us or may force them to seek to renegotiate existing contracts with us. We believe the market for supplying equipment used in our business is increasingly competitive; however, termination of our relationship with any of our key suppliers, or interruption of our access to concrete pumping equipment, pipe or other supplies, could have a material adverse effect on our business, financial condition, results of operations and cash flows in the event that we are unable to obtain adequate and reliable equipment or supplies from other sources in a timely manner or at all.

If our average fleet age increases, our offerings may not be as attractive to potential customers and our operating costs may increase, impacting our results of operations.

As our equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time or amount of use, will likely increase. We estimate that our fleet assets generally will have a useful life of up to 25 years depending on the size of the machine, hours in service, yardage pumped, and, in certain instances, other circumstances unique to an asset. We manage our fleet of equipment according to the wear and tear that a specific type of equipment is expected to experience over its useful life. As of October 31, 2019, the average age of our equipment was approximately nine years, and it is our strategy to maintain average fleet age at approximately 10 years. If the average age of our equipment increases, whether as a result of our inability to access sufficient capital to maintain or replace equipment in a timely manner or otherwise, our investment in the maintenance, parts and repair for individual pieces of equipment may exceed the book value or replacement value of that equipment. We cannot assure you that costs of maintenance will not materially increase in the future. Any material increase in such costs could have a material adverse effect on our business, financial condition and results of operations. Additionally, as our equipment ages, it may become less attractive to potential customers, thus decreasing our ability to effectively compete for new business.

The costs of new equipment we use in our fleet may increase, requiring us to spend more for replacement equipment or preventing us from procuring equipment on a timely basis.

The cost of new equipment for use in our concrete pumping fleet could increase due to increased material costs to our suppliers or other factors beyond our control. Such increases could materially adversely impact our financial condition, results of operations and cash flows in future periods. Furthermore, changes in technology or customer demand could cause certain of our existing equipment to become obsolete and require us to purchase new equipment at increased costs.

We sell used equipment on a regular basis. Our fleet is subject to residual value risk upon disposition and may not sell at the prices or in the quantities we expect.

We continuously evaluate our fleet of equipment as we seek to optimize our vehicle size and capabilities for our end markets in multiple locations. We therefore seek to sell used equipment on a regular basis. The market value of any given piece of equipment could be less than its depreciated value at the time it is sold. The market value of used equipment depends on several factors, including:

●	the market price for comparable new equipment;
●	wear and tear on the equipment relative to its age and the effectiveness of preventive maintenance;
●	the time of year that it is sold;
●	the supply of similar used equipment on the market;
●	the existence and capacities of different sales outlets;
●	the age of the equipment, and the amount of usage of such equipment relative to its age, at the time it is sold;
●	worldwide and domestic demand for used equipment;
●	the effect of advances and changes in technology in new equipment models;
●	changing perception of residual value of used equipment by the Company’s suppliers; and
●	general economic conditions.

We include in income from operations the difference between the sales price and the net book value of an item of equipment sold. Changes in our assumptions regarding depreciation could change our depreciation expense, as well as the gain or loss realized upon disposal of equipment. Sales of our used concrete pumping equipment at prices that fall significantly below our expectations or in lesser quantities than we anticipate could have a negative impact on our financial condition, results of operations and cash flows.

We are exposed to liability claims on a continuing basis, which may exceed the level of our insurance or not be covered at all, and this could have a material adverse effect on our operating performance.

Our business exposes us to claims for personal injury, death or property damage resulting from the use of the equipment we operate, rent, sell, service or repair and from injuries caused in motor vehicle or other accidents in which our personnel are involved. Our business also exposes us to workers’ compensation claims and other employment-related claims. We carry comprehensive insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims. Future claims may exceed the level of our insurance, and our insurance may not continue to be available on economically reasonable terms, or at all. Certain types of claims, such as claims for punitive damages, are not covered by our insurance. In addition, we are self-insured for the deductibles on our policies and have established reserves for incurred but not reported claims. If actual claims exceed our reserves, our financial condition, results of operations and cash flows would be adversely affected. Whether or not we are covered by insurance, certain claims may generate negative publicity, which may lead to lower revenues, as well as additional similar claims being filed.

Our business is subject to significant operating risks and hazards that could result in personal injury or damage or destruction to property, which could result in losses or liabilities to the Company.

Construction sites are potentially dangerous workplaces and often put our employees and others in close proximity with mechanized equipment and moving vehicles. Our equipment has been involved in workplace incidents and incidents involving mobile operators of our equipment in transit in the past and may be involved in such incidents in the future.

Our safety record is an important consideration for us and for our customers. If serious accidents or fatalities occur, regardless of whether we were at fault, or our safety record were to deteriorate, we may be ineligible to bid on certain work, be exposed to possible litigation, and existing service arrangements could be terminated, which could have a material adverse impact on our financial position, results of operations, cash flows and liquidity. Adverse experience with hazards and claims could have a negative effect on our reputation with our existing or potential new customers and our prospects for future work.

In the commercial concrete infrastructure market, our workers are subject to the usual hazards associated with providing construction and related services on construction sites, including environmental hazards, industrial accidents, hurricanes, adverse weather conditions and flooding. Operating hazards can cause personal injury or death, damage to or destruction of property, plant and equipment, environmental damage, performance delays, monetary losses or legal liability.

Potential acquisitions and expansions into new markets may result in significant transaction expense and expose us to risks associated with entering new markets and integrating new or acquired operations.

We may encounter risks associated with entering new markets in which we have limited or no experience. New operations require significant capital expenditures and may initially have a negative impact on our short-term cash flow, net income and results of operations. New start-up locations may not become profitable when projected or ever. In addition, our industry is highly fragmented, and we expect to consider acquisition opportunities from time to time when we believe they would enhance our business and financial performance.

Acquisitions may impose significant strains on our management, operating systems and financial resources, and could experience unanticipated integration issues. The pursuit and integration of acquisitions may require substantial attention from our senior management, which will limit the amount of time they have available to devote to our existing operations. Our ability to realize the expected benefits from any future acquisitions depends in large part on our ability to integrate and consolidate the new operations with our existing operations in a timely and effective manner. Future acquisitions also could result in the incurrence of substantial amounts of indebtedness and contingent liabilities (including environmental, employee benefits and safety and health liabilities), accumulation of goodwill that may become impaired, and an increase in amortization expenses related to intangible assets. Any significant diversion of management’s attention from our existing operations, the loss of key employees or customers of any acquired business, any major difficulties encountered in the opening of start-up locations or the integration of acquired operations or any associated increases in indebtedness, liabilities or expenses could have a material adverse effect on our business, financial condition or results of operations.

We may not realize the anticipated synergies and cost savings from acquisitions.

We have completed a number of acquisitions in recent years that we believe present revenue and cost-saving synergy opportunities. However, the integration of recent or future acquisitions may not result in the realization of the full benefits of the revenue and cost synergies that we expected at the time or currently expect within the anticipated time frame or at all. Moreover, we may incur substantial expenses or unforeseen liabilities in connection with the integration of acquired businesses. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately and may exceed our estimates. Accordingly, the expected benefits may be offset by costs or delays incurred in integrating the businesses. Failure of recent or future acquisitions to meet our expectations and be integrated successfully could have a material adverse effect on our financial condition and results of operations.

We have operations throughout the United States and the United Kingdom, which subjects us to multiple federal, state, and local laws and regulations. Moreover, we operate at times as a government contractor or subcontractor which subjects us to additional laws, regulations, and contract provisions. Changes in law, regulations, government contract provisions, or other legal requirements, or our material failure to comply with any of them, can increase our costs and have other negative impacts on our business.

Each of our sites exposes us to a host of different local laws and regulations. These requirements address multiple aspects of our operations, such as worker safety, consumer rights, privacy, employee benefits, antitrust, emissions regulations and may also impact other areas of our business, such as pricing. In addition, government contracts and subcontracts are subject to a wide range of requirements not applicable in the purely commercial context, such as extensive auditing and disclosure requirements; anti-money laundering, antibribery and anti-gratuity rules; political campaign contribution and lobbying limitations; and small and/or disadvantaged business preferences. Even when a government contractor has reasonable policies and practices in place to address these risks and requirements, it is still possible for problems to arise. Moreover, government contracts or subcontracts are generally riskier than commercial contracts, because, when problems arise, the adverse consequences can be severe, including civil false claims (which can involve penalties and treble damages), suspension and debarment, and even criminal prosecution. Moreover, the requirements of laws, regulations, and government contract provisions are often different in different jurisdictions. Changes in these requirements, or any material failure by us to comply with them, can increase our costs, negatively affect our reputation, reduce our business, require significant management time and attention and generally otherwise impact our operations in adverse ways.

We are subject to numerous environmental and safety regulations. If we are required to incur compliance or remediation costs that are not currently anticipated, our liquidity and operating results could be materially and adversely affected.

Our facilities and operations are subject to comprehensive and frequently changing federal, state and local laws and regulations relating to environmental protection and health and safety. These laws and regulations govern, among other things, occupational safety, employee relations, the discharge of substances into the air, water and land, the handling, storage, transport, use and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. We have in the past and may in the future fail to comply with applicable environmental and safety regulations. If we violate environmental or safety laws or regulations, we may be required to implement corrective actions and could be subject to civil or criminal fines or penalties or other sanctions. We cannot assure you that we will not have to make significant capital or operating expenditures in the future in order to comply with applicable laws and regulations or that we will comply with applicable environmental laws at all times. Such violations or liability could have a material adverse effect on our business, financial condition and results of operations.

Environmental laws also impose obligations and liability for the investigation and cleanup of properties affected by hazardous substance or fuel spills or releases. These liabilities are often joint and several and may be imposed on the parties generating or disposing of such substances or on the owner or operator of affected property, often without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous substances. We may also have liability for past contaminated properties historically owned or operated by companies that we have acquired or merged with, even though we never owned or operated such properties. Accordingly, we may become liable, either contractually or by operation of law, for investigation, remediation, monitoring and other costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Contamination and exposure to hazardous substances can also result in claims for damages, including personal injury, property damage, and natural resources damage claims.

Most of our properties currently have above or below ground storage tanks for fuel and other petroleum products and oil-water separators (or equivalent wastewater collection/treatment systems). Given the nature of our operations (which involve the use of diesel and other petroleum products, solvents and other hazardous substances) for fueling and maintaining our equipment and vehicles, and the historical operations at some of our properties, we may incur material costs associated with soil or groundwater contamination. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to remediation liabilities or other claims or costs that may be material.

Our business depends on favorable relations with our employees. Any deterioration of these relations, including those with our union-represented employees, issues with our collective bargaining agreements, labor shortages or increases in labor costs could disrupt our ability to serve our customers, lead to higher labor costs or the payment of withdrawal liability in connection with multiemployer plans, adversely affecting our business, financial condition and results of operations.

As of October 31, 2019, approximately 8% of our employees in the United States (but none of our employees in the United Kingdom) were represented by unions or covered by collective bargaining agreements. The states in which our employees are represented by unions or covered by collective bargaining agreements are California, Washington and Oregon. There can be no assurance that our non-unionized employees will not become members of a union or become covered by a collective bargaining agreement, including through an acquisition of a business whose employees are subject to such an agreement. Any significant deterioration in employee relations, shortages of labor or increases in labor costs at any of our locations could have a material adverse effect on our business, financial condition or results of operations. A slowdown or work stoppage that lasts for a significant period of time could cause lost revenues and increased costs and could adversely affect our ability to meet our customers’ needs.

Furthermore, our labor costs could increase as a result of the settlement of actual or threatened labor disputes. In addition, our collective bargaining agreement with our union in California is effective through June 30, 2020 and will continue on a year-to-year basis after unless parties provide advance written notice to change, amend, modify, or terminate the Agreement. No such notices have been given or received. Our collective bargaining agreement with our union in Oregon expires in 2020 and will need to be renegotiated. Our collective bargaining agreement with our union in Washington expires in 2037. We cannot assure you that renegotiation of these agreements will be successful or will not result in adverse economic terms or work stoppages or slowdowns.

Under our collective bargaining agreements, we are, and have previously been, obligated to contribute to several multiemployer pension plans on behalf of our unionized employees. A multiemployer pension plan is a defined benefit pension plan that provides pension benefits to the union-represented workers of various generally unrelated companies. Under the Employment Retirement Income Security Act of 1974 (“ERISA”), an employer that has an obligation to contribute to an underfunded multiemployer plan, as well as any other entities that are treated as a single employer with such employer under applicable tax and ERISA rules, may become jointly and severally liable, generally upon complete or partial withdrawal from a multiemployer plan, for its proportionate share of the plan’s unfunded benefit obligations. These liabilities are known as “withdrawal liabilities.” Certain of the multiemployer plans to which we are obligated to contribute have been in the past, and currently remain, significantly underfunded. Moreover, due to the level of underfunding, at least one of these multiemployer plans has been and continues to be in “endangered status,” meaning, among other things, that it is no longer in "critical" status and that the trustees of the plan are required to adopt a rehabilitation plan and we are required to pay a surcharge on top of our regular contributions to the plan.

We currently have no intention of withdrawing, in either a complete or partial withdrawal, from any of the multiemployer plans to which we currently contribute, and we have not been assessed any withdrawal liability in the past when we have ceased participating in certain multiemployer plans to which we previously contributed. In addition, we believe that the “construction industry” multiemployer plan exception may apply if we did withdraw from any of our current multiemployer plans. The “construction industry” exception generally delays the imposition of withdrawal liability in connection with an employer’s withdrawal from a “construction industry” multiemployer plan unless and until (among other things) that employer continues or resumes covered operations in the relevant geographic market without continuing or resuming (as applicable) contributions to the multiemployer plan. If this exception applies, withdrawal liability may be delayed or even inapplicable if we cease participation in any multiemployer plan(s). However, there can be no assurance that we will not withdraw from one or more multiemployer plans in the future, that the “construction industry exception” would apply if we did withdraw, or that we will not incur withdrawal liability if we do withdraw. Accordingly, we may be required to pay material amounts of withdrawal liability if one or more of those plans is underfunded at the time of withdrawal and withdrawal liability applies in connection with our withdrawal. In addition, we may incur material liabilities if any multiemployer plan(s) in which we participate requires us to increase our contribution levels to alleviate existing underfunding and/or becomes insolvent, terminates or liquidates.

Labor relations matters at construction sites where we provide services may result in increases in our operating costs, disruptions in our business and decreases in our earnings.

Labor relations matters at construction sites where we provide services may result in work stoppages, which would in turn affect our ability to provide services at such locations. If any such work stoppages were to occur at work sites where we provide services, we could experience a significant disruption of our operations, which could materially and adversely affect our business, financial condition, results of operations, liquidity, and cash flows. Also, labor relations matters affecting our suppliers could adversely impact our business from time to time.

If we determine that our goodwill has become impaired, we may incur impairment charges, which would negatively impact our operating results.

At October 31, 2019, we had recorded goodwill of $276.1 million related to multiple acquisitions. Goodwill represents the excess of cost over the fair value of net assets acquired in business combinations.

We assess potential impairment of our goodwill at least annually. Impairment may result from significant changes in the manner of use of the acquired assets, negative industry or economic trends or significant underperformance relative to historical or projected operating results. An impairment of our goodwill may have a material adverse effect on our results of operations.

Turnover of members of our management, staff and pump operators and our ability to attract and retain key personnel may affect our ability to efficiently manage our business and execute our strategy.

Our business depends on the quality of, and our ability to attract and retain, our senior management and staff, and competition in our industry and the business world for top management talent is generally significant. Although we believe we generally have competitive pay packages, we can provide no assurance that our efforts to attract and retain senior management staff will be successful. In addition, the loss of services of certain members of our senior management could adversely affect our business until suitable replacements can be found.

We depend upon the quality of our staff personnel, including sales and customer service personnel who routinely interact with and fulfill the needs of our customers, and on our ability to attract and retain and motivate skilled operators and fleet maintenance personnel and other associated personnel to operate our equipment in order to provide our concrete pumping services to our customers. There is significant competition for qualified personnel in a number of our markets, including Texas, Colorado, Utah, and Idaho where we face competition from the oil and gas industry for qualified drivers and operators. There is a limited number of persons with the requisite skills to serve in these positions, and such positions require a significant investment by us in initial training of operators of our equipment. We cannot assure you that we will be able to locate, employ, or retain such qualified personnel on terms acceptable to us or at all. Our costs of operations and selling, general and administrative expenses have increased in certain markets and may increase in the future if we are required to increase wages and salaries to attract qualified personnel, and there is no assurance that we can increase our prices to offset any such cost increases. There is also no assurance that we can effectively limit staff turnover as competitors or other employers seek to hire our personnel. A significant increase in such turnover could negatively affect our business, financial condition, results of operations and cash flows.

Our credit facilities may limit our financial and operating flexibility.

Our credit facilities include negative covenants (including a springing fixed charge coverage ratio financial covenant under the ABL Credit Agreement (as defined below)) restricting our ability to incur additional indebtedness, pay dividends or make other payments, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell assets. These covenants limit the ability of the respective restricted entities to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of their assets and opportunities fully because of the need to dedicate a portion of cash flow from operations to payments on debt. In addition, such covenants limit the flexibility of the respective restricted entities in planning for, or reacting to, changes in the industries in which they operate.

We have a significant amount of indebtedness, which could adversely affect our cash flow and our ability to operate our business and to fulfill our obligations under our indebtedness.

We have a significant amount of indebtedness. As of October 31, 2019, we had $425.7 million of indebtedness outstanding in addition to $29.2 million of availability under our ABL Credit Agreement.

Our substantial level of indebtedness increases the possibility that we may not generate enough cash flow from operations to pay, when due, the principal of, interest on or other amounts due in respect of, these obligations. Other risks relating to our long-term indebtedness include:

●	increased vulnerability to general adverse economic and industry conditions;
●	higher interest expense if interest rates increase on our floating rate borrowings and our hedging strategies do not effectively mitigate the effects of these increases;
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need to divert a significant portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash to fund working capital, capital expenditures, acquisitions, investments and other general corporate purposes;

●

limited ability to obtain additional financing, on terms we find acceptable, if needed, for working capital, capital expenditures, acquisitions and other investments, which may adversely affect our ability to implement our business strategy;

●	limited flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate or to take advantage of market opportunities; and
●	a competitive disadvantage compared to our competitors that have less debt.

In addition, it is possible that we may need to incur additional indebtedness in the future in the ordinary course of business. The terms of our Term Loan Agreement and the ABL Credit Agreement allow us to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the risks described above could intensify. In addition, our inability to maintain certain leverage ratios could result in acceleration of a portion of our debt obligations and could cause us to be in default if we are unable to repay the accelerated obligations.

Changes in interest rates may adversely affect our earnings and/or cash flows.

Our indebtedness under our Term Loan Agreement and our ABL Credit Agreement bears interest at variable interest rates that use the London Inter-Bank Offered Rate (“LIBOR”) as a benchmark rate. On July 27, 2017, the United Kingdom’s Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit LIBOR quotations after 2021 (the “FCA Announcement”). The FCA announcement indicates that the continuation of LIBOR on the current basis cannot and will not be assured after 2021, and LIBOR may cease to exist or otherwise be unsuitable for use as a benchmark. Recent proposals for LIBOR reforms may result in the establishment of new methods of calculating LIBOR or the establishment of one or more alternative benchmark rates. Although our revolving credit facility provides for successor base rates, the successor base rates may be related to LIBOR, and the consequences of any potential cessation, modification or other reform of LIBOR cannot be predicted at this time. If LIBOR ceases to exist, we may need to amend our revolving credit facility and Term Loan, and we cannot predict what alternative interest rate(s) will be negotiated with our counterparties. As a result, our interest expense may increase, our ability to refinance some or all of our existing indebtedness may be effected and our available cash flow may be adversely affected.

Our business could be hurt if we are unable to obtain capital as required, resulting in a decrease in our revenue and cash flows.

We require capital for, among other purposes, purchasing equipment to replace existing equipment that has reached the end of its useful life and for growth resulting from expansion into new markets, completing acquisitions and refinancing existing debt. If the cash that we generate from our business, together with cash that we may borrow under our credit facilities, is not sufficient to fund our capital requirements, we will require additional debt or equity financing. If such additional financing is not available to fund our capital requirements, we could suffer a decrease in our revenue and cash flows that would have a material adverse effect on our business. Furthermore, our ability to incur additional debt is and will be contingent upon, among other things, the covenants contained in our credit facilities. In addition, our credit facilities place restrictions on our and our restricted subsidiaries’ ability to pay dividends and make other restricted payments (subject to certain exceptions). We cannot be certain that any additional financing that we require will be available or, if available, will be available on terms that are satisfactory to us. If we are unable to obtain sufficient additional capital in the future, our business could be materially adversely affected.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under applicable debt instruments, which may not be successful.

Our ability to make scheduled payments on or to refinance our indebtedness obligations, including our credit facilities, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund debt service obligations, we may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance indebtedness. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness.

If we are unable to collect on contracts with customers, our operating results would be adversely affected.

We have billing arrangements with a majority of our customers that provide for payment on agreed terms after our services are provided. If we are unable to manage credit risk issues adequately, or if a large number of customers should have financial difficulties at the same time, our credit losses could increase significantly above their low historical levels and our operating results would be adversely affected. Further, delinquencies and credit losses increased during the last recession and generally can be expected to increase during economic slowdowns or recessions.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned, and our stock price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we are currently required to document, test and report on our internal controls over financial reporting. In addition, starting in our 2022 fiscal year (and possibly earlier), our independent auditors will be required to issue an opinion on our audit of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of our testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act.

Disruptions in our information technology systems due to cyber security threats or other factors could limit our ability to effectively monitor and control our operations and adversely affect our operating results, and unauthorized access to customer information on our systems could adversely affect our relationships with our customers or result in liability.

Our information technology systems, including our enterprise resource planning system, facilitate our ability to monitor and control our assets and operations and adjust to changing market conditions and customer needs. Any disruptions in these systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our assets and operations and adjust to changing market conditions in a timely manner. Many of our business records at most of our branches are still maintained manually, and loss of those records as a result of facility damage, personnel changes or otherwise could also cause such disruptions. In addition, because our systems sometimes contain information about individuals and businesses, our failure to appropriately safeguard the security of the data it holds, whether as a result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities, leading to lower revenue, increased costs and other material adverse effects on our results of operations.

We have taken steps intended to mitigate these risks, including business continuity planning, disaster recovery planning and business impact analysis. However, a significant disruption or cyber intrusion could adversely affect our results of operations, financial condition and liquidity. Furthermore, instability in the financial markets as a result of terrorism, sustained or significant cyber-attacks, or war could also materially adversely affect our ability to raise capital.

Fluctuations in fuel costs or reduced supplies of fuel could harm our business.

Fuel costs represent a significant portion of our operating expenses and we are dependent upon fuel to transport and operate our equipment. We could be adversely affected by limitations on fuel supplies or increases in fuel prices that result in higher costs of transporting equipment to and from job sites and higher costs to operate our concrete pumps and other equipment. Although we are able to pass through the impact of fuel price charges to most of our customers, there is often a lag before such pass-through arrangements are reflected in our operating results and there may be a limit to how much of any fuel price increases we can pass onto our customers. Any such limits may adversely affect our results of operations.

We depend on access to our branch facilities to service our customers and maintain and store our equipment.

We depend on our primary branch facilities in the U.S. and U.K., respectively, to store, service and maintain our fleet. These facilities contain most of the specialized equipment we require to service our fleet, in addition to the extensive secure storage areas needed for a significant number of large vehicles. If any of our facilities were to sustain significant damage or become unavailable to us for any reason, including natural disasters, our operations could be disrupted, which could in turn adversely affect our relationships with our customers and our results of operations and cash flow. Any limitation on our access to facilities as a result of any breach of, or dispute under, our leases could also disrupt and adversely affect our operations.

We may be adversely affected by recent developments relating to the U.K.’s referendum vote in favor of leaving the European Union.

On January 31, 2020, the U.K. withdrew from the European Union, which is commonly referred to as Brexit. This began a transition period that is set to end on December 31, 2020, during which the UK and European Union will negotiate the terms of the U.K.’s relationship with the European Union going forward. The effects of and the perceptions as to the impact from the withdrawal of the U.K. from the European Union may adversely affect business activity and economic and market conditions in the U.K., the Eurozone, and globally and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the pound sterling and the euro. In addition, Brexit could lead to additional political, legal and economic instability in the European Union. Specifically, we have not identified any additional risk factors under Brexit than those discussed herein. Additionally, we have not identified any trends or potential changes to critical accounting estimates as a result of Brexit. We will continue to assess risk factors and accounting and reporting considerations. Any of these effects of Brexit, and others we cannot anticipate, could adversely affect the value of our assets in the U.K., as well as our business, financial condition, results of operations and cash flows.

Due to the material portion of our business conducted in currency other than U.S. dollars, we have significant foreign currency risk.

Our consolidated financial statements are presented in accordance with GAAP, and we report, and will continue to report, our results in U.S. dollars. Some of our operations are conducted by subsidiaries in the United Kingdom. The results of operations and the financial position of these subsidiaries are recorded in the relevant foreign currencies and then translated into U.S. dollars. Any change in the value of the pound sterling against the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of U.S. dollar denominated revenues and costs. The exchange rates between the pound sterling against the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses and may not be comparable from period to period.

We face market risks attributable to fluctuations in foreign currency exchange rates and foreign currency exposure on the translation into U.S. dollars of the financial results of our operations in the United Kingdom. Exchange rate fluctuations could have an adverse effect on our results of operations. Both favorable and unfavorable foreign currency impacts to our foreign currency-denominated operating expenses are mitigated to a certain extent by the natural, opposite impact on our foreign currency-denominated revenue.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	expected timing and amount of the release of any tax valuation allowances;
●	tax effects of stock-based compensation;
●	costs related to intercompany restructurings;
●	changes in tax laws, regulations or interpretations thereof; and
●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Risks Related to our Securities

There can be no assurance that we will be able to comply with Nasdaq’s continued listing standards.

If Nasdaq delists our securities from trading on its exchange for failure to meet the continued listing standards, we and our security holders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;
●

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Shares of our common stock have been thinly traded in the past.

Although a trading market for our common stock exists, the trading volume has not been significant and there can be no assurance that an active trading market for our common stock will develop or, if developed, be sustained in the future. As a result of the thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his or her investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Markets, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to that certain stockholders agreement, dated as of December 6, 2018 and amended on April 1, 2019 (the “Stockholders Agreement”), by and between the Company, CFLL Holdings, LLC (which merged with and into CFLL Sponsor Holdings, LLC (formerly known as Industrea Alexandria LLC) in July 2019, “CFLL Sponsor” or the “Sponsor”), Industrea’s former independent directors (collectively with the Sponsor and affiliates, the “Initial Stockholders”), Argand Partners Fund, LP (the “Argand Investor”) and certain holders of CPH’s capital stock prior to the Business Combination (the “CPH stockholders”):

●

Subject to certain exceptions, the CFLL Sponsor has agreed not to transfer 4,403,325 shares of our common stock (which were issued upon conversion of Industrea’s Class B common stock in connection with the Business Combination) (the “founder shares”) until the earlier of (A) March 6, 2020 or (B) earlier if (x) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing May 5, 2019 or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities or other property;

●

Each CPH Management Holder (as defined therein) has agreed not to transfer any shares of our common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on December 6, 2018 and ending on (a) December 6, 2019 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; (b) December 6, 2020 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and (c) December 6, 2021 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing;

●	Subject to certain exceptions, until March 6, 2020, CFLL Sponsor may not transfer 9,448,813 shares of our common stock held by it.

In addition, transfers of these securities are permitted in certain limited circumstances as set forth in the Stockholders Agreement, including with the prior written consent of our Board (with any director who has been designated to serve on our Board by or who is an affiliate of the requesting party abstaining from such vote) and to “affiliates,” as defined in the Stockholders Agreement.

In addition, the Initial Stockholders and certain of our other stockholders who received shares of our common stock in connection with the Closing are entitled to registration rights, subject to certain limitations, with respect to our common stock they received in the Business Combination pursuant to the Stockholders Agreement entered into in connection with the consummation of the Business Combination. Pursuant to the Stockholders Agreement, we filed a registration statement covering the founder shares, the private placement warrants (including any common stock issued or issuable upon exercise of any such private placement warrants) and the shares of our common stock issued at the Closing. In addition, these stockholders have certain demand and “piggyback” registration rights following the consummation of the Business Combination. We will bear certain expenses incurred in connection with the exercise of such rights.

Furthermore, we financed the acquisition of Capital through the sale of shares of common stock and an additional $60 million of borrowings under our Term Loan Agreement.

The presence of these additional securities trading in the public market as well as the shares of the Company’s common stock that may be issued pursuant to the Offer and Consent Solicitation, may have an adverse effect on the market price of the Company’s common stock.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

●	labor availability and costs for hourly and management personnel;
●	profitability of our products, especially in new markets and due to seasonal fluctuations;
●	changes in interest rates;
●	impairment of long-lived assets;
●	macroeconomic conditions, both nationally and locally;
●	negative publicity relating to products we serve;
●	changes in consumer preferences and competitive conditions;
●	expansion to new markets; and
●	fluctuations in commodity prices.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our industry, or if they change their recommendations regarding our common stock adversely, then the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our industry, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Changes in laws or, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then-outstanding warrants. As a result, the exercise price of our warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a warrant could be decreased without a warrant holder’s approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a warrant or automatically at our option.

Our warrants are exercisable for common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of October 31, 2019, there were 13,017,777 public warrants and no private placement warrants outstanding, respectively. The public warrants have an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

We are a holding company with no business operations of our own and we depend on cash flow from our wholly owned subsidiaries to meet our obligations.

We are a holding company with no business operations of its own or material assets other than the stock of our subsidiaries, all of which are wholly-owned. All of our operations are conducted by our subsidiaries and as a holding company, we require dividends and other payments from our subsidiaries to meet cash requirements. The terms of any credit facility may restrict our subsidiaries from paying dividends and otherwise transferring cash or other assets to us. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our stockholders likely will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before we, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If our subsidiaries are unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

Anti-takeover provisions contained in the Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	a staggered board of directors providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our Board;
●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
●

a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●

advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

The Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or our stockholders, (iii) any action asserting a claim against the Company, our directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or the Bylaws, or (iv) any action asserting a claim against the Company, our directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the Securities Act or for which the Court of Chancery does not have subject matter jurisdiction including, without limitation, any claim arising under the Exchange Act, as to which the federal district court for the District of Delaware shall be the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of the Charter described in the preceding paragraph. However, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and such persons. Alternatively, a court may determine that the choice of forum provision is unenforceable. If a court were to find these provisions of the Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We had revenues during the fiscal year ended October 31, 2019 of approximately $258.6 million. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following August 1, 2022, the fifth anniversary of the Industrea IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for securities and our stock price may be more volatile.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Charter”), Amended and Restated Bylaws (the “Bylaws”) and the Certificate of Designations, Preferences and Rights of the Company’s Series A Zero-Dividend Convertible Perpetual Preferred Stock (the “Certificate of Designations”). We encourage you to read the Charter, the Bylaws, the Certificate of Designations and the applicable provisions of the Delaware General Corporation Law, for additional information.

General

Our Charter authorizes us to issue up to 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of February 26, 2020, 58,250,165 shares of common stock were issued and outstanding and 2,450,980 shares of preferred stock were issued and outstanding.

Common Stock

Dividend rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive such dividends, if any, as may be declared from time-to-time by our Board of Directors out of legally available funds.

Voting rights

Each holder of common stock is entitled to one vote for each share on all matters properly submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of our common stock will be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.

Rights and preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Our Board has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of the Company or other corporate action.

On December 6, 2018, the closing date (the “Closing”) of the Company’s business combination (the “Business Combination”) with Industrea Acquisition Corp. (“Industrea”), pursuant to that certain subscription agreement, dated as of September 7, 2018, by and between the Company and Nuveen Alternatives Advisors, LLC, on behalf of one or more funds or accounts (“Nuveen”), the Company issued to Nuveen 2,450,980 shares of the Company’s Series A Zero-Dividend Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) at a price of $10.20 per share, for an aggregate cash purchase price of $25.0 million. The Series A Preferred Stock will not pay dividends and will be convertible into shares of our common stock at a 1:1 ratio (subject to customary adjustments) at any time following six months after the Closing. We will have the right to elect to redeem all or a portion of the Series A Preferred Stock at our election after four years for cash at a redemption price equal to the amount of the principal investment plus an additional cumulative amount that will accrue at an annual rate of 7.0% thereon. In addition, if the volume weighted average price of shares of our common stock equals or exceeds $13.00 for 30 consecutive days, then we will have the right to require the holder of the Series A Preferred Stock to convert its Series A Preferred Stock into common stock, at a ratio of 1:1 (subject to customary adjustments). We have also agreed to provide certain registration rights with respect to the shares of common stock underlying the Series A Preferred Stock.

Stockholders Agreement

In connection with the Business Combination, the Company, the CFLL Sponsor, the Argand Investor, certain former holders of the Company’s capital stock (“CPH stockholders”), and Industrea’s former independent directors entered into the Stockholders Agreement, which was amended on April 1, 2019. Pursuant to the Stockholders Agreement:

●

Subject to certain exceptions, the CFLL Sponsor agreed not to transfer 4,403,325 founder shares until (A) March 6, 2020 or (B) earlier if (x) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing May 5, 2019 or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities or other property;

●

Each CPH Management Holder (as defined therein) has agreed not to transfer any shares of our common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on December 6, 2018 and ending on (a) December 6, 2019 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; (b) December 6, 2020 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and (c) December 6, 2021 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and

●	Subject to certain exceptions, until March 6, 2020, CFLL Sponsor may not transfer 9,448,813 shares of our common stock held by it.

In addition, transfers of these securities are permitted in certain limited circumstances as set forth in the Stockholders Agreement, including with the prior written consent of our Board of Directors (with any director who has been designated to serve on our Board by or who is an affiliate of the requesting party abstaining from such vote) and to “affiliates,” as defined in the Stockholders Agreement.

In addition, pursuant to the terms of that certain rollover agreement, dated as of September 7, 2018, among the Company, CFLL Sponsor, BBCP Investors, LLC (“Peninsula”) and the other parties thereto, Peninsula has exercised its right to designate three individuals to serve on our Board: one to serve as a Class I director, one to serve as a Class II director, and one to serve as a Class III director. Under the Stockholders Agreement, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of our common stock as of December 6, 2018; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of our common stock as of December 6, 2018; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of our common stock as of December 6, 2018. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. On December 9, 2018, Peninsula designated and we appointed each of M. Brent Stevens, Matthew Homme and Raymond Cheesman to serve on our Board.

The Stockholders Agreement also provides that these stockholders will have certain demand and/or “piggyback” registration rights with respect to the shares of common stock held by them. We will bear certain expenses incurred in connection with the exercise of such rights.

Public Warrants

Effective upon the consummation of the Business Combination, each warrant outstanding for the purchase of one share of Industrea’s common stock prior to the consummation of the Business Combination became exercisable for one share of our common stock, with all other terms of such warrants remaining unchanged. The following is a description of the warrants.

Each public warrant entitles the registered holder to purchase one whole share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 5, 2019. The public warrants will expire on December 6, 2023, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. As of February 26, 2020, there were 13,017,777 public warrants outstanding.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a public warrant unless common stock issuable upon such public warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We registered the issuance of the shares of common stock issuable upon exercise of the public warrants pursuant to the registration statement of which the proxy statement/prospectus formed. Under the Warrant Agreement, we are required to maintain a current prospectus relating to those shares of common stock until the public warrants expire or are redeemed, as specified in the Warrant Agreement. A registration statement covering the shares of common stock issuable upon exercise of the public warrants was declared effective by the SEC on February 15, 2019. If, at any time, prior to the expiration or redemption of the public warrants, as specified in the Warrant Agreement, we fail to maintain an effective registration statement with respect to such shares, warrant holders may exercise their public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will be required to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We may call the public warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
●

if, and only if, the reported closing price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.

If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our public warrants. If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Industrea, which was assumed by the Company upon the consummation of the Business Combination. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their public warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Certain Anti-Takeover Provisions of Delaware Law, Our Charter and Our Bylaws

We are currently subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
●	an affiliate of an interested stockholder; or
●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of the Company’s assets. However, the above provisions of Section 203 do not apply if:

●	our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
●

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●

on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Charter provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

In addition, our Charter does not provide for cumulative voting in the election of directors. Our Board of Directors is empowered to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Exclusive Forum Provision

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of  (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the Securities Act or for which the Court of Chancery does not have subject matter jurisdiction including, without limitation, any claim arising under the Exchange Act, both as to which the federal district court for the District of Delaware shall be the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our Charter described in the preceding paragraph. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and such persons. Alternatively, if a court were to find these provisions of our Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

Limitations of Liability and Indemnification

Our Charter and our Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the DGCL, which prohibits our Charter from limiting the liability of its directors for the following:

●	any breach of the director’s duty of loyalty to the Company or to its stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Charter does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we are empowered to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

In addition to the indemnification required in our Charter and our Bylaws, we have entered into indemnification agreements with each of our directors, officers, and some employees, effective upon consummation of the Business Combination. These agreements provide for the indemnification of such directors, officers, and employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of the Company, or any of its subsidiaries, by reason of any action or inaction by them while serving as an officer, director, employee, agent, or fiduciary, or by reason of the fact that they were serving at the Company request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company or any of its subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that the provisions of its certificate of incorporation and bylaws described above and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Charter and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing of Securities

Our common stock is currently listed on Nasdaq under the symbol “BBCP” and our public warrants are quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. under the symbol “BBCPW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to 3,812,166 shares of our common stock.

The Selling Stockholders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the names of the Selling Stockholders for which we are registering shares of common stock for resale to the public, and the aggregate principal amount that such Selling Stockholders may offer pursuant to this prospectus.

In calculating percentages of common stock owned by a particular holder, we treated as outstanding the number of shares of common stock issuable upon exercise of that particular holder’s warrants, if any, but did not assume exercise of any other holder’s warrants.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of common stock. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares of common stock and warrants registered on its behalf. The Selling Stockholders are not making any representation that any securities covered by this prospectus will be offered for sale. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of the securities. See “Plan of Distribution.” For purposes of the table below, we assume that all of the securities covered by this prospectus will be sold.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. Except as described in the footnotes to the following table, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in these table does not constitute an admission of beneficial ownership for the person named below.

We have based percentage ownership of our common stock prior to this offering on 58,250,165 shares of common stock issued and outstanding as of February 26, 2020.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Concrete Pumping Holdings, Inc., 500 E. 84th Ave. Suite A-5, Thornton, Colorado 80229.

	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Registered	Shares of Common Stock Beneficially Owned After Sale of All Shares of Common Stock Offered(1)
	Shares	Percentage	Hereby	Shares	Percentage
Executive Officers and Directors:
Bruce F. Young	2,868,639(2)	4.9%	200,000	2,668,639	4.5%
M. Brent Stevens	12,005,275(3)	20.6%	1,000,000	11,005,275	18.9%
Matt Homme	26,666	*	26,666	-	-
Other Selling Stockholders:
CFLL Holdings, LLC	15,477,138(4)	26.6%	1,625,000	13,852,138	23.8%
Chris & Mary Kanoff Trust	432,000	*	432,000	-	-
David William Schwartz	500,000	*	500,000	-	-
Stephen Alarcon	28,500	*	28,500	-	-

* Represents beneficial ownership of less than 1%.

(1)

The percentage of beneficial ownership is calculated based on 58,250,165 shares of common stock outstanding as of February 26, 2020. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	Interests held consist of (i) 1,415,224 unvested restricted shares granted on April 10, 2019, (ii) 736,810 options to purchase 736,810 shares of Company common stock, and (iii) an aggregate 716,605 shares of Company common stock, including 200,000 shares of Company common stock that were purchased from the underwriters in connection with the Company’s public offering of shares in May 2019.

(3)

BBCP Investors, LLC (“BBCP”) is wholly owned by PGP Investors, LLC (“PGP”). Mr. Stevens is a Manager of PGP, and as such, may be deemed to beneficially own the shares held by BBCP. Mr. Stevens disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of the business office of BBCP and PGP is 10250 Constellation Boulevard, Suite 2230, Los Angeles, CA 90067.

(4)	Interests held by CFLL Holdings, LLC consist of (i) 4,403,325 shares of Company common stock, which were converted from founder shares at the Closing, (ii) 1,664,500 shares of Company common stock issued in exchange for 10,822,500 private placement warrants in connection with the Company’s Offer and Consent Solicitation in April 2019, and (iii) an aggregate 9,409,313 shares of Company common stock, including 1,625,000 shares of Company common stock that were purchased from the underwriters in connection with the Company’s public offering of shares in May 2019. Argand is the manager of the Sponsor and the Argand Investor. The Sponsor is 100% owned by funds managed by Argand. Investment decisions made by Argand require the unanimous approval of its investment committee, which is comprised of Messrs. Morgan and Osman and Ms. Faust. The business address of Argand is 28 West 44th Street, Suite 501, New York, New York 10036.

Material Relationships with Selling Stockholders

Founder Shares

On April 10, 2017, Industrea issued 5,750,000 founder shares to the CFLL Sponsor in exchange for a capital contribution of $25,000. In April and May 2017, the CFLL Sponsor transferred a total of 28,750 founder shares to each of Industrea’s independent director nominees at the same per-share purchase price paid by the CFLL Sponsor. The foregoing transfers of founder shares were made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to the so-called 4(a)(1)-½ exemption. The founder shares held by the CFLL Sponsor converted into 4,403,325 shares of Industrea’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) just prior to Closing, which were exchanged on a one-for-one basis for shares of our common stock upon the consummation of the Business Combination.

Private Placement Warrants

Concurrently with the closing of Industrea’s initial public offering (the “initial public offering”), the CFLL Sponsor purchased an aggregate of 11,100,000 private placement warrants at $1.00 per private placement warrant, generating gross proceeds of $11.1 million in the aggregate. On April 26, 2019, all of the private placement warrants were tendered for exchange pursuant to the Offer and Consent Solicitation. On April 29, 2019, the Company issued 1,707,175 shares of common stock in exchange for the tendered private placement warrants. As a result, as of the date of this Proxy Statement, there are no private placement warrants outstanding.

Related Party Loans

On August 1, 2017, Industrea repaid in full an aggregate of $224,403 loaned to Industrea by the CFLL Sponsor pursuant to a promissory note to cover the payment of costs related to the initial public offering. The loan was non-interest bearing, unsecured and due upon the closing of the initial public offering.

On October 9, 2018, Industrea issued a convertible promissory note to the CFLL Sponsor (the “Sponsor Convertible Note”), pursuant to which Industrea could borrow up to $1,500,000 from the CFLL Sponsor from time to time for working capital expenses. The CFLL Sponsor Convertible Note did not bear interest and all unpaid principal under the CFLL Sponsor Convertible Note was due and payable in full on the earlier of August 1, 2019 and the consummation of an initial business combination by Industrea. The CFLL Sponsor had the option to convert any amounts outstanding under the CFLL Sponsor Convertible Note, up to $1,500,000 in the aggregate, into warrants of the post-business combination entity to purchase shares of common stock at a conversion price of $1.00 per warrant. Immediately prior to the closing of the Business Combination, Industrea had drawn approximately $339,000 on the CFLL Sponsor Convertible Note. The CFLL Sponsor did not elect to convert the amounts outstanding into warrants and Industrea fully repaid the CFLL Sponsor Convertible Note upon consummation of the Business Combination

Administrative Support Agreement and Officer and Director Compensation

Industrea agreed to reimburse the CFLL Sponsor in an amount not to exceed $10,000 per month for office space, and secretarial and administrative services, commencing on July 27, 2017 through the earlier of Industrea’s consummation of an initial business combination or its liquidation.

In addition, Industrea agreed to pay each of its five independent directors $50,000 per year commencing July 26, 2017 through the earlier of its consummation of a business combination or liquidation.

Industrea recognized an aggregate of approximately $344,000 in expenses incurred in connection with the aforementioned arrangements with the related parties for the period from January 1, 2018 through December 5, 2018, and an aggregate of $159,140 for the period from April 7, 2017 (date of inception) through December 31, 2017.

Management Services Agreement

Brundage-Bone and Eco-Pan were parties to a management services agreement with an affiliate of Peninsula, pursuant to which such affiliate provides advisory, consultancy and other services in exchange for customary fees. Such agreement was terminated in connection with the consummation of the Business Combination.

Eco-Pan Facility Lease

Eco-Pan leases its facility in Pacific, Washington from an investor group in which Bruce Young, the Company’s Chief Executive Officer, holds an approximately 25% interest. The “triple net” lease provides for monthly rent of approximately $7,000, and the lease expires on August 31, 2023, with the term automatically extended to August 31, 2028 unless Eco-Pan notifies the landlord prior to August 31, 2022 of its intent not to occupy the facility after the initial term.

Employment Arrangements

Mark Young, the son of Bruce Young, is employed by Brundage-Bone as General Manager of Concrete Pumping Operations and for the fiscal year 2019, Mark Young’s salary was $181,538. Mark Young also received a bonus of $116,450, a car allowance of $12,000, a bonus of $157,500 as part of the Business Combination, and $1,120 for the working capital payout as part of the Business Combination for fiscal year 2019.

Brett Young, the son of Bruce Young, is employed by Brundage-Bone as Seattle Branch Manager and for the fiscal year 2019, Brett Young’s salary was $134,615. Brett Young also received a bonus of $32,400, a car allowance of $12,000, a bonus of $57,502 as part of the Business Combination, and $1,120 for the working capital payout as part of the Business Combination for fiscal year 2019.

Argand Subscription Agreement

In connection with the Business Combination, on September 7, 2018, the Company and Industrea entered into a subscription agreement with the Argand Investor (the “Argand Subscription Agreement”) for the purpose of funding the business combination consideration and paying the costs and expenses incurred in connection therewith and offsetting potential redemptions of public shares in connection with the Business Combination. Pursuant to the Argand Subscription Agreement, immediately prior to the Closing, Industrea issued to the Argand Investor an aggregate of 5,333,333 shares of Class A common stock at $10.20 per share, for an aggregate cash purchase price of $54.4 million, plus an additional 2,450,980 shares of Class A common stock at $10.20 per share, for an aggregate cash purchase price of $25.0 million, to offset redemptions of Industrea’s public shares in connection with the Business Combination. The shares of Industrea Class A common stock issued to the Argand Investor were exchanged on a one-for-one basis for shares of Company common stock at the Closing. The Company also agreed to provide certain registration rights with respect to the shares of Company common stock issued pursuant to the Argand Subscription Agreement.

Stockholders Agreement

In connection with the Business Combination, the Company, the CFLL Sponsor, the Argand Investor, certain former holders of CPH’s capital stock (“CPH stockholders”) and Industrea’s former independent directors entered into the Stockholders Agreement, which was subsequently amended on April 1, 2019. Pursuant to the Stockholders Agreement:

●

Subject to certain exceptions, the CFLL Sponsor has agreed not to transfer 4,403,325 founder shares until (A) March 6, 2020 or (B) earlier if (x) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing May 5, 2019 or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities or other property;

●

Each CPH Management Holder (as defined therein) has agreed not to transfer any shares of our common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on December 6, 2018 and ending on (a) December 6, 2019 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; (b) December 6, 2020 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and (c) December 6, 2021 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing;

●	Subject to certain exceptions, until March 6, 2020, CFLL Sponsor may not transfer 9,448,813 shares of our common stock held by it.

In addition, transfers of these securities are permitted in certain limited circumstances as set forth in the Stockholders Agreement, including with the prior written consent of our Board (with any director who has been designated to serve on our Board by or who is an affiliate of the requesting party abstaining from such vote) and to “affiliates,” as defined in the Stockholders Agreement.

In addition, pursuant to the terms of that certain rollover agreement, dated as of September 7, 2018, among the Company, CFLL Sponsor, Peninsula and the other parties thereto, Peninsula has exercised its right to designate three individuals to serve on our Board: one to serve as a Class I director, one to serve as a Class II director, and one to serve as a Class III director. Under the Stockholders Agreement, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of our common stock as of December 6, 2018; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of our common stock as of December 6, 2018; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of our common stock as of December 6, 2018. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. On December 9, 2018, Peninsula designated and we appointed each of M. Brent Stevens, Matthew Homme and Raymond Cheesman to serve on our Board.

Pursuant to the Stockholders Agreement, we filed a registration statement covering the founder shares and the shares of common stock issued to the CPH stockholders at the Closing. In addition, these stockholders have certain demand and/or “piggyback” registration rights. We will bear certain expenses incurred in connection with the exercise of such rights.

Common Stock Issuance

On September 2, 2018, the Company issued 110,500 shares of common stock to Peninsula pursuant to certain anti-dilution rights in favor of Peninsula.

Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his service to the Company or, at the Company’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Participation in Equity Offering

On March 15, 2019, the Selling Stockholders purchased an aggregate of 3,812,166 shares of our common stock at the public offering price of $4.50 per share, from the underwriters in our primary offering of shares of our common stock, representing approximately 24% of the total shares issued in such offering.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Stockholders of up to 3,812,166 shares of common stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Stockholders.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of the Nasdaq;
●

through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Stockholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

With respect to a particular offering of the securities held by the Selling Stockholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;
●	the names of the selling stockholders;
●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
●	settlement of short sales entered into after the date of this prospectus;
●	the names of any participating agents, broker-dealers or underwriters; and
●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholders.

In connection with distributions of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Stockholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common stock is currently listed on Nasdaq under the symbol “BBCP.”

The Selling Stockholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Stockholders pay for solicitation of these contracts.

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Stockholders and any broker-dealer or agent regarding the sale of the securities by the Selling Stockholders. Upon our notification by a Selling Stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Stockholders, or perform services for us or the Selling Stockholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Stockholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Stockholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with the Selling Stockholders to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective and this prospectus current until the date on which the holders under the Registration Rights Agreements cease to hold the securities covered hereby.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Winston & Strawn LLP, New York, New York.

EXPERTS

The consolidated financial statements of Concrete Pumping Holdings, Inc. at October 31, 2019 (Successor) and 2018 (Predecessor) and for the periods from December 6, 2018 through October 31, 2019 (Successor), November 1, 2018 through December 5, 2018 (Predecessor), and for the year ended October 31, 2018 (Predecessor) incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public from the SEC’s website at www.sec.gov.

Our website address is www.concretepumpingholdings.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering under this prospectus, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto.

●	our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, filed with the SEC on January 14, 2020;
●	our Current Report on Form 8-K, filed with the SEC on February 18, 2020; and
●

the description of our shares of common stock and warrants contained in our Registration Statement on Form 8-A, as filed with the SEC on July 25, 2017, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request copies of these documents, at no cost to you, from our website (www.concretepumpingholdings.com), or by writing or telephoning us at the following address:

Concrete Pumping Holdings, Inc.

500 E. 84th Ave. Suite A-5

Thornton, Colorado 80229

Attn: Secretary

(303) 289-7497

Exhibits to these documents will not be sent, however, unless those exhibits have been specifically incorporated by reference into this prospectus.

Concrete Pumping Holdings, Inc.

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by Concrete Pumping Holdings, Inc. (the “Registrant”) (except any underwriting discounts and commissions and expenses incurred by the Selling Stockholders in disposing of the shares).

Amount
SEC registration fee		$2,553
FINRA filing fee		--
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant’s certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, the Registrant has entered into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant may purchase a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

The following exhibits are included or incorporated by reference in this registration statement on Form S-3 (certain documents have been previously filed with the SEC pursuant to the Exchange Act by the Registrant (Commission File Number 001-38166):

Exhibit Number	Exhibit Title
2.1

Agreement and Plan of Merger, dated as of September 7, 2018, by and among Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings Acquisition Corp.), Industrea Acquisition Corp., Concrete Pumping Intermediate Acquisition Corp., Concrete Pumping Merger Sub Inc., Industrea Acquisition Merger Sub Inc., Concrete Pumping Holdings, Inc. and PGP Investors, LLC, as the Holder Representative (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K (File No. 001-38166) filed by Industrea Acquisition Corp. on September 7, 2018).

2.2

Amendment No. 1 to Agreement and Plan of Merger, dated as of October 30, 2018, by and among Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings Acquisition Corp.), Industrea Acquisition Corp., Concrete Pumping Intermediate Acquisition Corp., Concrete Pumping Merger Sub Inc., Industrea Acquisition Merger Sub Inc., Concrete Pumping Holdings, Inc., and PGP Investors, LLC, as the Holder Representative (incorporated by reference to Exhibit 2.2 of the Current Report on Form 8K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).

2.3

Amendment No. 2 to Agreement and Plan of Merger, dated as of November 16, 2018, by and among Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings Acquisition Corp.), Industrea Acquisition Corp., Concrete Pumping Intermediate Acquisition Corp., Concrete Pumping Merger Sub Inc., Industrea Acquisition Merger Sub Inc., Concrete Pumping Holdings, Inc., and PGP Investors, LLC, as the Holder Representative (incorporated by reference to Exhibit 2.3 of the Current Report on Form 8K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).

2.4

Interest Purchase Agreement, dated as of March 18, 2019, by and between the Company, Brundage-Bone Concrete Pumping, Inc., CPH Acquisition, LLC, ASC Equipment, LP, Capital Pumping, LP, MC Services, LLC, Capital Rentals, LLC, Central Texas Concrete Services, LLC, A. Keith Crawford and Melinda Crawford (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on March 18, 2019).

2.5

First Amendment to Interest Purchase Agreement, dated as of May 14, 2019, by and between Concrete Pumping Holdings, Inc., Brundage-Bone Concrete Pumping, Inc., CPH Acquisition, LLC, ASC Equipment, LP, Capital Pumping, LP, MC Services, LLC, Capital Rentals, LLC, Central Texas Concrete Services, LLC, A. Keith Crawford and Melinda Crawford (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on May 15, 2019).

3.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
3.3	Certificate of Designations (incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8- K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
4.3

Warrant Agreement, dated July 26, 2017, between Industrea Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K (File No. 001-38166) filed by Industrea Acquisition Corp. on August 1, 2017).

4.4

Assignment and Assumption Agreement, by and among Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings Acquisition Corp.), Industrea Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).

5.1*	Opinion of Winston & Strawn LLP.

Exhibit Number	Exhibit Title
23.1*	Consent of BDO USA, LLP.
23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1 to the Registration Statement).
24.1	Powers of Attorney (included on the signature page of the Registration Statement).

___________________

*	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)       Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)        That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)        That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Concrete Pumping Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thornton, State of Colorado on February 27, 2020.

CONCRETE PUMPING HOLDINGS, INC.

/s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer and Secretary

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Bruce Young and Iain Humphries and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant, Concrete Pumping Holdings, Inc., in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ Bruce Young	Chief Executive Officer and Director	February 27, 2020
Bruce Young	(principal executive officer)

/s/ Iain Humphries	Chief Financial Officer and Director	February 27, 2020
Iain Humphries	(principal financial and accounting officer)

/s/ David A.B. Brown	Chairman of the Board	February 27, 2020
David A.B. Brown

/s/ Tariq Osman	Vice Chairman of the Board	February 27, 2020
Tariq Osman

/s/ Raymond Cheesman	Director	February 27, 2020
Raymond Cheesman

/s/ Heather L. Faust	Director	February 27, 2020
Heather L. Faust

/s/ David G. Hall	Director	February 27, 2020
David G. Hall

/s/ Brian Hodges	Director	February 27, 2020
Brian Hodges

Signature	Capacity in Which Signed	Date

/s/ Matthew Homme	Director	February 27, 2020
Matthew Homme

/s/ Howard D. Morgan	Director	February 27, 2020
Howard D. Morgan

/s/ John Piecuch	Director	February 27, 2020
John Piecuch

/s/ M. Brent Stevens	Director	February 27, 2020
M. Brent Stevens